FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2016 RESULTS

- - Continued Solid Earnings Growth - -

COLUMBUS, Ohio, USA - May 5, 2016 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2016. Provided below are the highlights:

•	Sales in local currency increased 4% in the quarter compared with the prior year. Reported sales increased 1% as currency reduced sales growth by 3% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $2.40, compared with $2.19 in the prior- year period. Adjusted EPS was $2.46, an increase of 9% over the prior-year amount of $2.25. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “We had a solid start to the year with our first quarter results. Americas had another quarter of good sales growth while Europe came in a little below our expectations. Emerging markets had solid growth including growth in China. With good execution and benefit of productivity initiatives, we achieved solid growth in EPS despite currency headwinds.”

EPS in the quarter was $2.40, compared with the prior-year amount of $2.19. Adjusted EPS was $2.46, an increase of 9% over the prior-year amount of $2.25.

Sales were $539.7 million, a 4% increase in local currency sales, compared with $535.7 million in the prior-year quarter. Reported sales increased 1% as currency reduced sales growth by 3% in the quarter. As compared to the prior year, local currency sales increased 6% in the Americas and 4% in Asia / Rest of World. In Europe, sales in local currency were constant with the prior year. Adjusted operating income amounted to $102.0 million, a 5% increase from the prior-year amount of $97.3 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $35.7 million, compared with $58.6 million in the prior-year quarter.

Outlook

The Company updated its outlook for 2016 and noted that forecasting remains challenging.

Based on today’s assessment, management anticipates that local currency sales growth in 2016 will be approximately 4% and Adjusted EPS is forecasted to be in the range of $14.25 to $14.35, an increase of 10% to 11%. This compares to previous guidance of local currency sales growth in the range of 3% to 4% and Adjusted EPS in the range of $14.10 to $14.30.

For the second quarter 2016, management anticipates that local currency sales growth will be approximately 4% and Adjusted EPS is forecasted to be in the range of $3.09 to $3.14, an increase of 10% to 12%.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

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Conclusion

Filliol concluded, "We are pleased with the start to the year but remain cautious on the global economy as uncertainty remains. Our initiatives remain on track and we expect to continue to benefit from new product introductions, Field Turbo investments, Spinnaker sales and marketing programs and continued productivity measures. We are focused on continued strong execution and believe we can continue to generate above-market growth."

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 5) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

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METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2016		% of sales	March 31, 2015	% of sales

Net sales	$539,674	(a)	100.0	$535,701	100.0
Cost of sales	239,767		44.4	236,896	44.2
Gross profit	299,907		55.6	298,805	55.8

Research and development	28,973		5.4	28,461	5.3
Selling, general and administrative	168,921		31.3	173,038	32.3
Amortization	8,424		1.6	7,528	1.4
Interest expense	6,580		1.2	6,725	1.3
Restructuring charges	880		20.0	907	0.2
Other charges (income), net	(284)		(0.1)	(817)	(0.2)
Earnings before taxes	86,413		16.0	82,963	15.5

Provision for taxes	20,739		3.8	19,912	3.7
Net earnings	$65,674		12.2	$63,051	11.8

Basic earnings per common share:
Net earnings	$2.44			$2.24
Weighted average number of common shares	26,931,293			28,115,220

Diluted earnings per common share:
Net earnings	$2.40			$2.19
Weighted average number of common
and common equivalent shares	27,421,019			28,762,935

Note:
(a) Local currency sales increased 4% as compared to the same period in 2015.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2016		% of sales	March 31, 2015	% of sales

Earnings before taxes	$86,413			$82,963
Amortization	8,424			7,528
Interest expense	6,580			6,725
Restructuring charges	880			907
Other charges (income), net	(284)			(817)
Adjusted operating income	$102,013	(b)	18.9	$97,306	18.2

Note:
(b) Adjusted operating income increased 5% as compared to the same period in 2015.

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2016	December 31, 2015

Cash and cash equivalents	$110,595	$98,887
Accounts receivable, net	387,296	411,420
Inventories	227,323	214,383
Other current assets and prepaid expenses	141,485	138,125
Total current assets	866,699	862,815

Property, plant and equipment, net	521,496	517,229
Goodwill and other intangible assets, net	564,173	561,536
Other non-current assets	82,905	75,059
Total assets	$2,035,273	$2,016,639

Short-term borrowings and maturities of long-term debt	$17,381	$14,488
Trade accounts payable	120,536	142,075
Accrued and other current liabilities	406,875	438,564
Total current liabilities	544,792	595,127

Long-term debt	681,872	575,138
Other non-current liabilities	265,276	265,917
Total liabilities	1,491,940	1,436,182

Shareholders’ equity	543,333	580,457
Total liabilities and shareholders’ equity	$2,035,273	$2,016,639

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2016	2015
Cash flow from operating activities:
Net earnings	$65,674	$63,051
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,122	8,301
Amortization	8,424	7,528
Deferred tax benefit	(3,304)	(1,670)
Excess tax benefits from share-based payment arrangements	(5,805)	(441)
Other	3,579	3,480
Decrease in cash resulting from changes in
operating assets and liabilities	(40,990)	(21,653)
Net cash provided by operating activities	35,700	58,596

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	135	42
Purchase of property, plant and equipment	(14,348)	(18,539)
Acquisition	(4,329)	(200)
Net hedging settlement on intercompany loans	2,128	(8,384)
Net cash used in investing activities	(16,414)	(27,081)

Cash flows from financing activities:
Proceeds from borrowings	229,413	150,996
Repayments of borrowings	(124,467)	(77,486)
Proceeds from exercise of stock options	5,909	9,546
Excess tax benefits from share-based payment arrangements	5,805	441
Repurchases of common stock	(125,000)	(123,745)
Other financing activities	(125)	—
Net cash used in financing activities	(8,465)	(40,248)

Effect of exchange rate changes on cash and cash equivalents	887	(1,171)

Net decrease in cash and cash equivalents	11,708	(9,904)
Cash and cash equivalents:
Beginning of period	98,887	85,263
End of period	$110,595	$75,359

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$35,700	$58,596
Excess tax benefits from share-based payment arrangements	5,805	441
Payments in respect of restructuring activities	1,841	806
Proceeds from sale of property, plant and equipment	135	42
Purchase of property, plant and equipment	(14,348)	(18,539)
Free cash flow	$29,133	$41,346

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METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe		Americas		Asia/RoW	Total

U.S. Dollar Sales Growth (Decrease)
Three Months Ended March 31, 2016	(2)%		5%		(1)%	1%

Local Currency Sales Growth (Decrease)
Three Months Ended March 31, 2016	0%		6%		4%	4%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2016		2015		% Growth

EPS as reported, diluted	$2.40		$2.19		10%

Restructuring charges, net of tax	0.02	(a)	0.02	(a)
Purchased intangible amortization, net of tax	0.04	(b)	0.04	(b)

Adjusted EPS, diluted	$2.46		$2.25		9%

Notes:
(a)
Represents the EPS impact of restructuring charges of $0.9 million ($0.7 million after tax) for both the three months ended March 31, 2016 and 2015, respectively, which primarily include employee related costs.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.1 million and $1.0 million for the three month periods ended March 31, 2016 and 2015.

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